Exhibit 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
JANUARY 24, 2025

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FOURTH QUARTER OF 2024

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the fourth quarter of 2024 of $3.5 million, or $0.39 per share, compared to $2.1 million, or $0.24 per share, earned in the fourth quarter of 2023. For the year ended December 31, 2024, net income for the Company totaled $10.2 million or $1.14 per share, compared to $10.8 million or $1.20 per share earned in 2023. The increase in earnings for the fourth quarter of 2024 is primarily due to an increase in loan interest income and lower credit loss expense. The increase in loan interest income is due to higher average interest rates and growth in the loan portfolio. The credit loss benefit in 2024 was primarily due to a reduction in specific reserves and less outstanding off balance sheet credit exposures. The credit loss expense in 2023 was primarily due to large loan growth in the fourth quarter of 2023.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Net income (in thousands)	$3,513	$2,139	$10,218	$10,817
Earnings per share - basic and diluted	$0.39	$0.24	$1.14	$1.20
Return on average assets	0.66%	0.40%	0.48%	0.51%
Return on average equity	7.84%	5.74%	6.02%	7.05%
Efficiency ratio	71.47%	75.59%	76.59%	74.60%
Net interest margin	2.38%	2.15%	2.22%	2.20%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
December 31,
Company Stock (ATLO)	2024

Closing price	$16.43
Price range	$15.69 - 18.74
Book value per common share	$19.52
Cash dividend declared	$0.20
Dividend yield	4.87%

BALANCE SHEET HIGHLIGHTS (unaudited)

	December 31,
(Dollars in thousands)	2024	2023

Assets	$2,133,180	$2,155,481
Loans receivable, net	1,303,917	1,277,812
Deposits	1,846,682	1,811,831
Stockholders' equity	174,706	165,788
Capital ratio	8.19%	7.69%

Fourth Quarter 2024 Results:

Fourth quarter 2024 loan interest income was $1.8 million higher than fourth quarter 2023 and was primarily due to higher average interest rates and growth in the loan portfolio. Deposit interest expense increased $0.7 million during this same period due primarily to customers shifting to higher rate deposit products. Other borrowed funds interest expense decreased $480 thousand during the same period due primarily to reduced borrowings. Fourth quarter 2024 net interest income totaled $12.1 million, an increase of $1.2 million, or 10.5%, compared to the same quarter a year ago. The Company’s net interest margin was 2.38% for the quarter ended December 31, 2024 as compared to 2.15% for the quarter ended December 31, 2023  and 2.21% for the quarter ended September 30, 2024. The increase in net interest margin compared to 2023 was primarily due to an increase in the volume and yield of loans, offset in part by an increase in deposit interest expense. Proceeds from maturing lower yielding investments have also been used to pay down higher cost borrowing and fund loan growth.

A credit loss benefit of ($130) thousand was recognized in the fourth quarter of 2024 as compared to a credit loss expense of $755 thousand in the fourth quarter of 2023. Net loan charge-offs totaled $447 thousand for the quarter ended December 31, 2024 compared to net loan charge-offs of $36 thousand for the quarter ended December 31, 2023. The credit loss benefit in 2024 was primarily due to a reduction in specific reserves and less outstanding off balance sheet credit exposures. The credit loss expense in 2023 was primarily due to growth in the loan portfolio.

Noninterest income for the fourth quarter of 2024 totaled $2.6 million as compared to $2.3 million in the fourth quarter of 2023, an increase of 15.0%. The increase is primarily due to an increase in wealth management income due to growth in assets under management and new account relationships.

Noninterest expense for the fourth quarter of 2024 totaled $10.5 million compared to $10.0 million recorded in the fourth quarter of 2023, an increase of 5.2%. The increase is primarily due to normal increases in salaries and benefits. The efficiency ratio was 71.47% for the fourth quarter of 2024 as compared to 75.59% in the fourth quarter of 2023.

Income tax expense for the fourth quarter of 2024 totaled $825 thousand compared to $340 thousand recorded in the fourth quarter of 2023. The effective tax rate was 19% and 14% for the quarters ended December 31, 2024 and 2023, respectively. The lower than expected tax rate in 2024 and 2023 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Year 2024 Results:

For the year ended December 31, 2024 loan interest income was $9.0 million higher than the year ended December 31, 2023. The increase is primarily due to higher average rates and growth in the loan portfolio. Deposit interest expense increased $7.5 million during the same period due to customers shifting to higher rate deposit products. Other borrowed funds interest expense increased $415 thousand during the same period due to higher average rates. The net interest income for the year ended December 31, 2024 totaled $45.0 million, an increase of $0.4 million, or 0.8%, compared to the same period a year ago. The Company’s net interest margin was 2.22% for the year ended December 31, 2024 as compared to 2.20% for the year ended December 31, 2023. The increase in net interest margin was primarily due to an increase in the volume and yield of loans, offset in part by an increase in deposit interest expense. Proceeds from maturing lower yielding investments have also been used to pay down higher cost borrowing and fund loan growth.

A credit loss expense of $592 thousand was recognized for the year ended December 31, 2024 as compared to a credit loss expense of $789 thousand for the year ended December 31, 2023. Net loan charge-offs totaled $453 thousand for the year ended December 31, 2024 compared to net loan charge-offs of $213 thousand for the year ended December 31, 2023. The credit loss expense in 2024 was primarily due to growth in the loan portfolio and charge-offs in the commercial loan portfolio. The credit loss expense in 2023 was primarily due to growth in the loan portfolio and charge-offs in the agriculture loan portfolio.

Noninterest income for the year ended December 31, 2024 totaled $9.8 million compared to $9.2 million for the year ended December 31, 2023, an increase of 6.7%. The increase is primarily due to an increase in wealth management income due to growth in assets under management and new account relationships.

Noninterest expense for the year ended December 31, 2024 totaled $42.0 million compared to $40.2 million for the year ended December 31, 2023, an increase of 4.5%. The increase is primarily due to normal increases in salaries and benefits and $799 thousand of consultant fees for certain contract negotiations included in professional fees in 2024. The efficiency ratio was 76.59% and 74.60% for the year ended December 31, 2024 and 2023, respectively.

Income tax expense for the year ended December 31, 2024 and 2023 totaled $2.0 million and $2.1 million, respectively. The effective tax rate was 17% and 16% for the year ended December 31, 2024 and 2023, respectively. The lower than expected tax rate in 2024 and 2023 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of December 31, 2024, total assets were $2.13 billion, a decrease of $22.3 million, as compared to December 31, 2023. The decrease in assets is primarily due to a decrease in securities available-for-sale and partially offset by an increase in loans and interest-bearing deposits in financial institutions.

Securities available-for-sale as of December 31, 2024 decreased to $648.5 million from $736.4 million as of December 31, 2023. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases. The Company's investment portfolio had an expected duration of 3.1 years as of December 31, 2024. There are $107 million of investments maturing in 2025 at an average yield of approximately 1.6%.

Net loans as of December 31, 2024 increased to $1.30 billion, as compared to $1.28 billion as of December 31, 2023, an increase of 2.0%. The increase was primarily due to an increase in the 1 to 4 family residential real estate and agricultural operating loan portfolios. Substandard loans were $35.5 million and $18.4 million as of December 31, 2024 and 2023, respectively.  Substandard-impaired loans were $14.2 million and $13.2 million as of December 31, 2024 and 2023, respectively. The increase in substandard and substandard-impaired loans is primarily due to weaking in the commercial real estate loan portfolio. Some commercial real estate loans are experiencing a decline in occupancy rates and collateral valuation. There are approximately $274 million of loans maturing within one year at an average yield of approximately 6.1%.

The allowance for credit losses on December 31, 2024 totaled $17.1 million, or 1.29% of loans, compared to $16.8 million, or 1.30% of loans, as of December 31, 2023. The increase in the allowance for credit losses is mainly due to loan growth.

Deposits totaled $1.85 billion as of December 31, 2024, an increase of 1.9%, compared to $1.81 billion recorded as of December 31, 2023. The increase in deposits is primarily due to increases in time deposits and public funds. A portion of the increase in time deposits and public funds was offset by a decline in noninterest-bearing checking, savings and money market accounts. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions. Approximately 14% of deposits are tied to external indexes as of December 31, 2024. Deposit interest expense related to these deposits can be more volatile than other deposit products in a changing interest rate environment.

Other borrowings decreased to $47.0 million as of December 31, 2024 compared to $110.6 million as of December 31, 2023.  The Company has reduced borrowings throughout 2024 as investments have matured.

The Company’s stockholders’ equity represented 8.2% of total assets as of December 31, 2024 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $174.7 million as of December 31, 2024, compared to $165.8 million as of December 31, 2023. The increase in stockholders’ equity was primarily the result of a decrease in unrealized losses on the investment portfolio and retention of net income in excess of dividends.

Share Repurchase Program

For the period October 1, 2024 through December 31, 2024, under the repurchase program that was announced in November 2024, which allowed for the repurchase of 100,000 shares of common stock, the Company repurchased 43,057 shares of its common stock at an average price of $16.35 per share and a total cost of $704 thousand.

For the period January 1, 2025 through January 24, 2025, under the same repurchase program, the Company repurchased 33,553 shares of its common stock at an average price of $16.41 per share and a total cost of $551 thousand. There are 23,390 shares available to be repurchased under that repurchase program as of January 24, 2025.

Cash Dividend Announcement

On November 13, 2024, the Company declared a quarterly cash dividend on common stock, payable on February 14, 2025 to stockholders of record as of January 31, 2025, equal to $0.20 per share.

Forecasted Earnings

The Company is forecasting earnings for the year ending December 31, 2025 in the range of $1.72 to $1.82 per share compared to $ 1.14 per share earned for the year ended December 31, 2024. The increase in forecasted earnings from 2024 actual results was primarily due to an improved net interest margin as lower yielding investments and loans are expected to reprice at higher market rates.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2023. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)	(audited)

	December 31,	December 31,
	2024	2023
ASSETS
Cash and due from banks	$19,525	$24,105
Interest-bearing deposits in financial institutions and federal funds sold	81,702	30,996
Total cash and cash equivalents	101,227	55,101
Interest-bearing time deposits	6,166	8,904
Securities available-for-sale	648,513	736,389
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,883	3,086
Loans receivable, net	1,303,917	1,277,812
Loans held for sale	342	124
Bank premises and equipment, net	21,567	22,549
Accrued income receivable	13,864	12,953
Bank-owned life insurance	3,214	3,131
Deferred income taxes, net	14,056	16,496
Other intangible assets, net	1,092	1,429
Goodwill	12,424	12,424
Other assets	2,915	5,083

Total assets	$2,133,180	$2,155,481

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$358,386	$370,942
Interest-bearing checking	619,951	611,891
Savings and money market	540,491	552,275
Time, $250 and over	84,996	67,733
Other time	242,858	208,990
Total deposits	1,846,682	1,811,831

Securities sold under agreements to repurchase	52,412	53,994
Other borrowings	46,952	110,588
Dividends payable	1,790	2,428
Accrued interest payable	3,208	4,710
Accrued expenses and other liabilities	7,430	6,142
Total liabilities	1,958,474	1,989,693

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,949,110 and 8,992,167 shares as of December 31, 2024 and 2023, respectively	17,898	17,984
Additional paid-in capital	13,635	14,253
Retained earnings	182,236	180,438
Accumulated other comprehensive (loss)	(39,063)	(46,887)
Total stockholders' equity	174,706	165,788

Total liabilities and stockholders' equity	$2,133,180	$2,155,481

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data)

	(unaudited)	(unaudited)	(unaudited)	(audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Interest and dividend income:
Loans, including fees	$16,998	$15,153	$65,791	$56,810
Securities
Taxable	2,910	3,118	12,014	12,674
Tax-exempt	470	544	1,994	2,292
Other interest and dividend income	871	1,041	2,808	2,525

Total interest and dividend income	21,249	19,856	82,607	74,301

Interest expense:
Deposits	7,974	7,257	32,011	24,471
Other borrowed funds	1,154	1,634	5,620	5,205

Total interest expense	9,128	8,891	37,631	29,676

Net interest income	12,121	10,965	44,976	44,625

Credit loss expense (benefit)	(130)	755	592	789

Net interest income after credit loss expense (benefit)	12,251	10,210	44,384	43,836

Noninterest income:
Wealth management income	1,397	1,142	5,310	4,649
Service fees	388	349	1,450	1,349
Securities gains (losses), net	—	—	(165)	35
Gain on sale of loans held for sale	163	108	524	362
Merchant and card fees	429	416	1,640	1,665
Other noninterest income	251	271	1,078	1,155

Total noninterest income	2,628	2,286	9,837	9,215

Noninterest expense:
Salaries and employee benefits	6,180	5,913	25,145	23,664
Data processing	1,674	1,590	6,152	5,985
Occupancy expenses, net	769	692	3,007	2,965
FDIC insurance assessments	286	292	1,164	1,095
Professional fees	415	541	2,605	2,081
Business development	390	385	1,373	1,360
Intangible asset amortization	78	114	337	502
New markets tax credit projects amortization	243	192	766	767
Other operating expenses, net	506	298	1,431	1,743

Total noninterest expense	10,541	10,017	41,980	40,162

Income before income taxes	4,338	2,479	12,241	12,889

Income tax expense	825	340	2,023	2,072

Net income	$3,513	$2,139	$10,218	$10,817

Basic and diluted earnings per share	$0.39	$0.24	$1.14	$1.20

Declared dividends per share	$0.20	$0.27	$0.94	$1.08